Exhibit 99.1

NEWS RELEASE

For further information, contact:	Matt Quantz, Manager - Corporate Communications
(337) 232-7028, www.petroquest.com

PETROQUEST ENERGY ANNOUNCES SIGNIFICANT OFFSETTING DISCOVERY AT ITS LA CANTERA PROSPECT AND UPDATES OPERATING ACTIVITIES

LAFAYETTE, LA – August 1, 2012 - PetroQuest Energy, Inc. (NYSE: PQ) announced today a discovery at its Broussard Estates #2 well within the La Cantera prospect area located in Vermilion Parish, Louisiana. The well has reached total depth of 19,150 feet and logged approximately 310 net feet of pay in the Cris R Massive objective. Casing has been set to protect the logged interval and completion activities are ongoing. The Company has an approximate 17% net revenue interest in the well.

The previously announced Thibodeaux #1 discovery well logged approximately 248 net feet of productive pay and has produced approximately 3 Bcf of gas and 170,000 barrels of liquids since being placed on-line in late March 2012.

The Broussard Estates #2 well’s primary target, the Cris R Massive, was encountered 194 feet higher on structure compared to the Thibodeaux #1 discovery well. In addition to the 310 net feet of confirmed pay, the well encountered over 200 gross feet of potential pay above and below the primary objective. The Company is evaluating the core and log data relative to these reservoirs to determine the potential for additional wells to accelerate development of the La Cantera structure. The Company will utilize its existing La Cantera processing facilities and expects first production from the Broussard Estates #2 well to commence in mid-September.

In addition, the Company is currently participating in a 3D survey over its Thunder Bayou prospect located approximately two miles north of La Cantera within the same regional structural complex and fault system. The Company expects to spud this potentially high impact well (WI – 34%) during the second quarter of 2013, after evaluating the seismic data.

In northern Oklahoma, the Company has completed drilling operations on its first five wells in the Mississippian Lime program in Pawnee County and has established production from its initial two Mississippian Lime wells: PQML #1 (NRI – 41%) and PQML #2 (NRI – 36%). These two wells achieved maximum 24 hour gross rates of approximately 320 Boe (81% oil) and 661 Boe (71% oil), respectively. The Company has three wells in various stages of completion in Pawnee County with several additional wells waiting on completion in Pawnee and Kay Counties. The Company is testing multiple reservoir fracture and stimulation processes, as well as different artificial lift options, to optimize oil production and fluid recovery. The Company currently has one operated rig working in each of Kay and Pawnee Counties and a non-operated rig working in Grant County. In total, the Company expects to drill 15-20 gross wells in the trend during 2012.

Since the end of the first quarter, the Company has acquired an additional 2,600 net acres in the Mississippian Lime, primarily in Kay County, bringing the Company’s total acreage position in the trend to 27,000 net acres.

In the Woodford, the Company recently initiated production from seven additional operated Woodford wells from the liquids rich section of its acreage position. This group of wells had an average lateral length of approximately 4,700 feet and achieved an average maximum 24 hour gross rate of approximately 2,300 Mcf per day and 350 barrels of NGLs per day. The Company estimates current net daily production from its Oklahoma properties is approximately 42,000 mcf of gas and 600 barrels of natural gas liquids. The Company is currently completing eight wells in the liquids rich portion of the trend, and continues to run two rigs in this area. With the latest wells brought on-line, the Company has now drilled and completed in excess of 100 gross operated horizontal Woodford wells.

In East Texas, the Company recently initiated production from its sixth operated horizontal Cotton Valley well (NRI - 39%). The well achieved a maximum 24 hour gross rate of approximately 6,008 Mcf of gas and 504 barrels of natural gas liquids. In addition, the Company’s seventh (WI – 50%) and eighth (WI – 100%) operated horizontal Cotton Valley wells are expected to begin completion operations this week.

In South Texas, the Company has reached total depth on two operated Eagle Ford Shale wells, PQEF #4 (NRI -35%) and PQEF #5 (NRI - 35%) in La Salle County. The Company is currently completing these two wells with first production expected later this month.

Management’s Comment

“Our second well at our La Cantera prospect has exceeded our expectations and with potential new pay sands discovered, we have likely created additional drilling opportunities for 2013 and beyond,” said Charles T. Goodson, Chairman, Chief Executive Officer and President. “We have put together an asset base, that when combined with the benefits from our joint venture, provides us with the flexibility to develop natural gas, oil or liquids rich gas, even in a low price environment. We are excited about our initial Mississippian Lime wells as we continue to experiment with different completion and artificial lift techniques. With early success on the eastern portion of our acreage position, we believe our Mississippian Lime program provides us with a platform to significantly enhance our liquids production profile going forward.”

About the Company

PetroQuest Energy, Inc. is an independent energy company engaged in the exploration, development, acquisition and production of oil and natural gas reserves in the Arkoma Basin, Wyoming, Texas, South Louisiana and the shallow waters of the Gulf of Mexico. PetroQuest’s common stock trades on the New York Stock Exchange under the ticker PQ.

Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those risks, trends and uncertainties are our ability to find oil and natural gas reserves that are economically recoverable, the volatility of oil and natural gas prices and significantly depressed natural gas prices since the middle of 2008, the uncertain economic conditions in the United States and globally, the declines in the values of our properties that have resulted in and may in the future result in additional ceiling test write-downs, our ability to replace reserves and sustain production, our estimate of the sufficiency of our existing capital sources, our ability to raise additional capital to fund cash requirements for future operations, the uncertainties involved in prospect development and property acquisitions or dispositions and in projecting future rates of production or future reserves, the timing of development expenditures and drilling of wells, hurricanes and other natural disasters, changes in laws and regulations as they relate to our operations, including our fracing operations in shale plays or our operations in the Gulf of Mexico, and the operating hazards attendant to the oil and gas business. In particular, careful consideration should be given to cautionary statements made in the various reports PetroQuest has filed with the Securities and Exchange Commission. PetroQuest undertakes no duty to update or revise these forward-looking statements.

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